                                   TCSI CORPORATION

                                     EXHIBIT 11.1

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (LOSS)

                 COMPUTATION OF SHARES USED IN PER SHARE CALCULATIONS


                                                       Three Months Ended      Nine Months Ended
                                                          September 30,           September 30,
                                                      --------------------    -------------------
                                                         1997      1996          1997      1996
                                                      ---------  ---------    ---------  --------
(In thousands, except per share data)
Weighted average shares of common stock                 21,730    21,027        21,510    20,285

Common stock equivalents                                    --        --            --        --
                                                      ---------  ---------    ---------  --------

Shares used in calculation of earnings (loss)
  per share                                             21,730    21,027        21,510    20,285
                                                      ---------  ---------    ---------  --------
                                                      ---------  ---------    ---------  --------

Net loss                                               $  (493)  $(6,506)      $(1,973)  $(1,147)
                                                      ---------  ---------    ---------  --------
                                                      ---------  ---------    ---------  --------

Loss per share                                         $ (0.02)  $ (0.31)      $ (0.09)  $ (0.06)
                                                      ---------  ---------    ---------  --------
                                                      ---------  ---------    ---------  --------


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